UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 22, 2023

BROADWIND, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34278	88-0409160
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3240 South Central Avenue, Cicero, Illinois 60804

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (708) 780-4800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	BWEN	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 22, 2023, the Board of Directors (the “Board”) of Broadwind, Inc. (the “Company”) appointed Jeanette Press to serve as a member of the Board, effective March 22, 2023. The Board has also determined to nominate Ms. Press for re-election as a director at the 2023 annual meeting of stockholders (the “2023 Annual Meeting”). With the appointment of Ms. Press, the Board returned its size to seven members. Ms. Press also serves as a member of the Audit and the Governance/Nominating Committees of the Board.

Ms. Press served as the Chief Financial Officer, Controller and Principal Accounting Officer for CMC Materials, Inc. (“CMC”) (Nasdaq: CCMP), a global supplier of consumable materials primarily to semiconductor manufacturers from November 2021 until CMC’s merger with Entegris (Nasdaq: ENTG) in July 2022. In that role, Ms. Press led the company’s global functions of internal audit, tax, treasury, FP&A, accounting and financial reporting. Since June 2020, Ms. Press has served as CMC’s Controller and Principal Accounting Officer. While at CMC, Ms. Press utilized her financial expertise on transforming the finance organization, strategic acquisitions and acting as the key finance leader in the sale of CMC to Entegris. Ms. Press currently serves as a Senior Advisor on the integration of the two companies. Ms. Press previously served as Vice President, Controller and Principal Accounting Officer for Univar Solutions (NYSE: UNVR), a global chemical distributor, and USG Corporation (NYSE: USG), a manufacturer and distributor of high-performance building systems. Prior to USG, Ms. Press served 13 years in the audit practice at KPMG, LLP. Ms. Press also serves on the board and is chair of the advancement committee for The Conservation Foundation, a not-for-profit land and watershed conservation organization, dedicated to preserving and restoring open space, protecting rivers and watersheds, and promoting environment stewardship, and is an advisory board member for the Loyola University Accounting program. Ms. Press graduated magna cum laude with a B.B.A. in Accounting from Loyola University. She is a licensed CPA and a certified board director by the National Association of Corporate Directors.

There are no arrangements between Ms. Press and any other person pursuant to which she was elected to serve as a director. There are no previous transactions between Ms. Press and the Company which are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

As a non-employee member of the Board, Ms. Press will be compensated in accordance with the Company’s director compensation policy as described in the Company’s definitive proxy statement for the 2022 annual meeting of stockholders filed with the Securities and Exchange Commission (the “SEC”) on March 14, 2022, under the heading “Directors and Director Compensation,” pro-rated for her first year of service.

Ms. Press entered into the Company’s standard form of indemnification agreement for directors, the form of which is filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010.

On March 27, 2023, the Company issued a press release regarding the appointment of Ms. Press to the Board. The press release is incorporated herein by reference and is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT NUMBER	DESCRIPTION
99.1	Press Release dated March 27, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

IMPORTANT ADDITIONAL INFORMATION

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with its upcoming 2023 Annual Meeting. The Company intends to file a definitive proxy statement and a WHITE proxy card with the SEC in connection with any such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s definitive proxy statement for the 2022 annual meeting of stockholders contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4 and 5, which are available on the Company’s website at http://investors.bwen.com or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2022. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2023 Annual Meeting. Stockholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at http://investors.bwen.com.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADWIND, INC.

March 27, 2023	By:	/s/ Eric B. Blashford
Eric B. Blashford
President and Chief Executive Officer
(Principal Executive Officer)